Exhibit 99

Footnote 5

Joe B. Foster - Reporting Person

On March 24, 2005, the Reporting Person entered into a Prepaid Forward Agreement (the "Forward Agreement") relating to the forward sale of up to 50,001 shares of common stock in three tranches consisting of 16,667 shares each. In consideration for the Reporting Person entering into the Forward Agreement, the counterparty to the agreement paid the Reporting Person an amount per share equal to 90.74% of $70.60 (the "Floor Price") with respect to the first tranche, 86.16% of the Floor Price with respect to the second tranche and 82.02% of the Floor Price with respect to the third tranche.

The terms of the first tranche provide that, three business days after March 24, 2006 (the "First Maturity Date"), the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of common stock (or, at the election of the Reporting Person, the cash equivalent of such shares) equal to:

(a) if the closing price per share of common stock on the First Maturity Date (the "First Settlement Price") is equal to or less than the Floor Price, 16,667 shares;

(b) if the First Settlement Price is greater than the Floor Price but less than $84.72 (the "First Cap Price"), the Floor Price/the First Settlement Price x 16,667; or

(c) if the First Settlement Price is equal to or greater than the First Cap Price, the product of (i) 16,667 x (ii) the sum of (the Floor Price/the First Settlement Price) + (the First Settlement Price - the First Cap Price/the First Settlement Price).

In consideration of the first tranche of the Forward Agreement, the Reporting Person was paid $1,067,731 by the counterparty to the agreement.

The terms of the second tranche provide that three business days after March 23, 2007 (the "Second Maturity Date"), the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of common stock (or, at the election of the Reporting Person, the cash equivalent of such shares) equal to:

(a) if the closing price per share of common stock on the Second Maturity Date (the "Second Settlement Price") is equal to or less than the Floor Price, 16,667 shares;

(b) if the Second Settlement Price is greater than the Floor Price but less than $91.78 (the "Second Cap Price"), the Floor Price/the Second Settlement Price x 16,667; or

(c) if the Second Settlement Price is equal to or greater than the Second Cap Price, the product of (i) 16,667 x (ii) the sum of (the Floor Price/the Second Settlement Price) + (the Second Settlement Price - the Second Cap Price/the Second Settlement Price).

In consideration of the second tranche of the Forward Agreement, the Reporting Person was paid $1,013,833 by the counterparty to the agreement.

The terms of the third tranche provide that three business days after March 24, 2008 (the "Third Maturity Date"), the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of common stock (or, at the election of the Reporting Person, the cash equivalent of such shares) equal to:

(a) if the closing price per share of common stock on the Third Maturity Date (the "Third Settlement Price") is equal to or less than the Floor Price, 16,667 shares;

(b) if the Third Settlement Price is greater than the Floor Price but less than $98.48 (the "Third Cap Price"), the Floor Price/the Third Settlement Price x 16,667; or

(c) if the Third Settlement Price is equal to or greater than the Third Cap Price, the product of (i) 16,667 x (ii) the sum of (the Floor Price/the Third Settlement Price) + (the Third Settlement Price - the Third Cap Price/the Third Settlement Price).

In consideration of the third tranche of the Forward Agreement, the Reporting Person was paid $965,150 by the counterparty to the agreement.